EXHIBIT 99.1

Rush Enterprises, Inc. Reports Second Quarter Results and Adopts Stock Repurchase Program

SAN ANTONIO, July 23, 2008 (PRIME NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the second quarter ended June 30, 2008, and their intention to repurchase shares of the Company's common stock.

Second Quarter Results

In the second quarter, the Company's gross revenues totaled $454.7 million, a 12.5% decrease from gross revenues of $519.4 million reported for the second quarter ended June 30, 2007. Net income for the quarter was $6.1 million, or $0.16 per diluted share, compared with net income of $13.0 million, or $0.34 per diluted share, in the quarter ended June 30, 2007. These results included a $5.4 million write-down of used truck inventory in the second quarter of 2008, which reduced earnings by $.08 per share.

The Company's truck segment recorded revenues of $425.2 million in the second quarter of 2008, compared to $488.0 million in the second quarter of 2007. The Company delivered 1,665 new heavy-duty trucks, 979 new medium-duty trucks and 795 used trucks during the second quarter of 2008, compared to 1,869 new heavy-duty trucks, 1,324 new medium-duty trucks and 984 used trucks during the second quarter of 2007. Parts, service and body shop sales remained flat at $111.9 million in the second quarter of 2008 compared to $112.0 million in the second quarter of 2007.

The Company's construction equipment segment recorded revenues of $24.7 million in the second quarter of 2008, compared to $26.3 million in the second quarter of 2007. New and used construction equipment unit sales revenue decreased 8.4% to $19.0 million in the second quarter of 2008 from $20.7 million in the second quarter of 2007. Construction equipment parts and service sales increased 2.6% to $5.5 million in the second quarter of 2008 from $5.3 million in the second quarter of 2007.

In making the announcement, W. Marvin Rush, Chairman of Rush Enterprises, Inc., said "As expected, Class 8 and medium-duty new and used truck markets remained weak through the second quarter. We expect truck sales to remain slow through the remainder of 2008. We continue to believe, however, that replacement cycles of vehicles purchased between 2004 and 2006 combined with impending 2010 emissions regulations will create increased demand for Class 8 and medium-duty trucks in 2009."

W.M. "Rusty" Rush, President and Chief Executive Officer of Rush Enterprises, Inc., said "As expected given the current freight environment, record fuel prices, tightening credit and overall challenging general economic conditions throughout the country, our second quarter Class 8 and medium-duty truck sales are down as compared to the same time period in 2007."

"Used truck revenues were down 25.7% in the second quarter as compared to the second quarter of last year. Demand for used trucks has rapidly declined in the second quarter and valuations of used trucks have decreased approximately 15% to 20% since April. We have adjusted our used truck inventory values to better reflect these market conditions, which resulted in a reduction of earnings of $.08 per share," said Rusty Rush.

"Despite overall soft Class 8 and medium-duty new and used truck sales in 2008, parts, service and body shop sales remained flat as compared to the second quarter of 2007. However, gross margins from these operations were down slightly from the prior year. This resulted in an absorption rate of 105.4% in the second quarter of 2008 compared to 109.0% in the second quarter of 2007. Our overall absorption rate for the first six months of 2008 was 105.1% compared to 105.4% for the same period of 2007. Our ability to maintain our absorption rate was primarily due to actions taken early in 2008 to reduce overhead expense to a level more reflective of anticipated declining business conditions. Our people have worked extremely hard during the first half of this year to contain spending without compromising customer service. These expense reduction efforts will continue as we do what is required to operate efficiently in a weak truck sales environment," Rusty Rush continued.

"We remain committed to our strategy to diversify our earnings base, expand our geographic network and focus on less cyclical niche markets and aftermarket business. We are confident our strategy and the continued efforts of our people will sustain our performance for the remainder of the year and beyond," Rusty Rush concluded.

Stock Repurchase Program

The Company's Board of Directors approved a stock repurchase program authorizing the Company to repurchase, from time to time, up to an aggregate of $20,000,000 of its shares of Class A common stock, $.01 par value per share, and/or Class B common stock, $.01 par value per share. W. Marvin Rush, Chairman of the Board, stated, "We believe that the purchase of our common stock represents an attractive opportunity to benefit the long-term interests of the Company and its shareholders. Implementation of the stock repurchase program will also give the Company flexibility to issue additional equity securities in the future while complying with the ownership requirements in the dealership agreements with the various manufacturers it represents. Our dealership agreements with Peterbilt require certain members of the Rush family and certain executives of the Company to own, collectively, at least 30% of the aggregate voting power of the Company's stock."

Repurchases will be made at times and in amounts as the Company deems appropriate and will be made through open market transactions, privately negotiated transactions and other lawful means. The manner, timing and amount of any repurchases will be determined by the Company based on an evaluation of market conditions, stock price and other factors, including those related to the ownership requirements of its dealership agreements with Peterbilt. The stock repurchase program has no expiration date and may be suspended or discontinued at any time. While the stock repurchase program does not obligate the Company to acquire any particular amount or class of common stock, the Company anticipates that it will be repurchasing primarily shares of its Class B common stock.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter of 2008 on Thursday, July 24, 2008, at 11 a.m. Eastern time / 10 a.m. Central time. The call can be heard live by dialing 877-397-0291 (U.S.) or 719-325-4932 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 15, 2008. Listen to the audio replay until July 30, 2008, by dialing 888-203-1112 (U.S.) or 719-457-0820 (International) and entering the replay pass code 8463515.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 50 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, New Mexico, North Carolina, Oklahoma, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as "one-stop centers" where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com

The Rush Enterprises, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3352

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, the Company's prospects and anticipated results for 2008 and the impact of diesel emissions standards on the truck market, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

               RUSH ENTERPRISES, INC. AND SUBSIDIARIES
               ---------------------------------------
                     CONSOLIDATED BALANCE SHEETS
                     ---------------------------

         (In Thousands, Except Shares and Per Share Amounts)

                                                June 30,   December 31,
                                                  2008         2007
                                              -----------  -----------
 Assets                                       (Unaudited)
 ------
 Current assets:
  Cash and cash equivalents                   $   158,123  $   187,009
  Investments                                       7,575           --
  Accounts receivable, net                         52,441       48,781
  Inventories                                     366,466      365,947
  Prepaid expenses and other                        2,267        1,699
  Deferred income taxes, net                        8,277        7,028
                                              -----------  -----------
   Total current assets                           595,149      610,464

 Property and equipment, net                      307,333      299,013

 Goodwill, net                                    141,898      120,582

 Other assets, net                                  1,647        1,532
                                              -----------  -----------

 Total assets                                 $ 1,046,027  $ 1,031,591
                                              ===========  ===========

 Liabilities and shareholders' equity
 ------------------------------------
 Current liabilities:
  Floor plan notes payable                    $   285,225  $   273,653
  Current maturities of long-term debt             36,558       33,593
  Current maturities of capital lease
   obligations                                      3,935        4,444
  Trade accounts payable                           33,579       40,452
  Accrued expenses                                 47,075       60,517
                                              -----------  -----------
   Total current liabilities                      406,372      412,659

 Long-term debt, net of current maturities        161,884      165,352
 Capital lease obligations, net of current
  maturities                                       12,189       13,099
 Deferred income taxes, net                        46,400       40,904

 Shareholders' equity:
  Preferred stock, par value $.01 per share;
   1,000,000 shares authorized; 0 shares
   outstanding in 2008 and 2007                        --           --
  Common stock, par value $.01 per share;
   60,000,000 class A shares and 20,000,000
   class B shares authorized; 26,222,178
   class A shares and 12,279,987 class B
   shares outstanding in 2008; 26,070,595
   class A shares and 12,265,437 class B
   shares outstanding in 2007                         385          383
  Additional paid-in capital                      182,135      178,274
  Retained earnings                               236,662      220,920
                                              -----------  -----------
    Total shareholders' equity                    419,182      399,577
                                              -----------  -----------

 Total liabilities and shareholders' equity   $ 1,046,027  $ 1,031,591
                                              ===========  ===========

               RUSH ENTERPRISES, INC. AND SUBSIDIARIES
               ---------------------------------------
                  CONSOLIDATED STATEMENTS OF INCOME
                  ---------------------------------

              (In Thousands, Except Per Share Amounts)
                             (Unaudited)

                          Three months ended       Six months ended
                               June 30,                June 30,
                        ----------------------  ----------------------
                           2008        2007        2008        2007
                        ----------  ----------  ----------  ----------

 Revenues:
  New and used truck
   sales                  $297,237    $356,504    $548,663    $734,140
  Parts and service        120,465     120,502     238,045     237,798
  Construction equipment
   sales                    18,960      20,690      35,899      37,424
  Lease and rental          13,376      13,257      26,400      25,322
  Finance and insurance      3,193       6,273       6,797      11,777
  Other                      1,487       2,178       2,772       4,201
                        ----------  ----------  ----------  ----------

   Total revenue           454,718     519,404     858,576   1,050,662

 Cost of products sold:
  New and used truck
   sales                   281,305     328,708     512,342     676,600
  Parts and service         69,989      69,621     138,629     138,044
  Construction equipment
   sales                    17,192      18,386      32,372      33,382
  Lease and rental          11,819      10,964      22,641      21,415
                        ----------  ----------  ----------  ----------

   Total cost of
    products sold          380,305     427,679     705,984     869,441
                        ----------  ----------  ----------  ----------

 Gross profit               74,413      91,725     152,592     181,221

 Selling, general and
  administrative            59,012      62,539     115,957     122,987

 Depreciation and
  amortization               3,927       3,675       7,802       7,277
                        ----------  ----------  ----------  ----------

 Operating income           11,474      25,511      28,833      50,957

 Interest expense, net       1,773       4,533       3,700       9,061

 Gain on sale of assets          5          68          54         156
                        ----------  ----------  ----------  ----------

 Income before taxes         9,706      21,046      25,187      42,052

 Provision for income
  taxes                      3,639       7,998       9,445      15,980
                        ----------  ----------  ----------  ----------

 Net income               $  6,067   $  13,048   $  15,742   $  26,072
                        ==========  ==========  ==========  ==========

 Earnings per common
  share:
  Basic                     $  .16      $  .34      $  .41      $  .69
                        ==========  ==========  ==========  ==========
  Diluted                   $  .16      $  .34      $  .40      $  .68
                        ==========  ==========  ==========  ==========

 Weighted average shares
  outstanding:
  Basic                     38,458      38,029      38,415      37,898
                        ==========  ==========  ==========  ==========
  Diluted                   38,971      38,341      38,951      38,207
                        ==========  ==========  ==========  ==========

CONTACT:  Rush Enterprises, Inc., San Antonio
          Steven L. Keller
          830-626-5226